As filed with the Securities and Exchange Commission on September 21, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nielsen Holdings N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-0662038
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

770 Broadway New York, New York 10003 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address, including zip code, and telephone number, including area code, of principal executive offices)

The Nielsen Company 401(k) Savings Plan

The Nielsen Company Savings Plan

(Full Title of the Plan)

James W. Cuminale

Chief Legal Officer

Nielsen Holdings N.V.

770 Broadway

New York, New York 10003

(646) 654-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph H. Kaufman

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)(2)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value €.07 per share	5,270,000	$27.89	$146,980,300	$17,064.41

(1)	Covers 5,140,000 and 130,000 shares of common stock, par value €.07 per share, of Nielsen Holdings N.V. to be offered under The Nielsen Company 401(k) Savings Plan and The Nielsen Company Savings Plan, respectively. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to The Nielsen Company 401(k) Savings Plan and The Nielsen Company Savings Plan.
(3)	Computed pursuant to Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of determining the amount of the registration fee, based upon the average of the high and low prices reported for the Company’s Common Stock on the New York Stock Exchange on September 20, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in The Nielsen Company 401(k) Savings Plan (the “401(k) Plan”) and The Nielsen Company Savings Plan (the “Savings Plan” and, together with the 401(k) Plan, the “Plans”) covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Nielsen Holdings N.V. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on February 1, 2011, March 28, 2011 and May 31, 2011; and

(d)	the Company’s registration statement on Form 8-A filed with the Commission on January 20, 2011 pursuant to Section 12(b) of the Securities Act, relating to the Company’s common stock, par value €0.07 per share (the “Common Stock”).

All documents that the Company or each of the Plans subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Unless prohibited by law in a particular circumstance, the Company’s articles of association require it to reimburse the officers and members of the board of directors and the former officers and members of the board of directors for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, the Company will not be obligated to provide indemnification (i) if a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, (ii) for any action initiated by the indemnitee, other than actions brought to establish a right to indemnification or the advancement of expenses or actions authorized by the board of directors or (iii) for any expenses incurred by an indemnitee with respect to any action instituted by the indemnitee to interpret the indemnification provisions, unless the indemnitee is successful or the court finds that indemnitee is entitled to indemnification. The Company may enter into indemnification agreements with the members of the board of directors and its officers to provide for further details on these matters. The Company expects to purchase directors’ and officers’ liability insurance for the members of the board of directors and certain other officers.

At present, there is no pending litigation or proceeding involving any member of the board of directors, officer, employee or agent where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the board of directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement.

4.1	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K of the Company filed on February 1, 2011 (File No. 001-35042))

4.2	The Nielsen Company 401(k) Savings Plan

4.2.1	First Amendment to the Nielsen Company 401(k) Savings Plan

4.2.2	Second Amendment to the Nielsen Company 401(k) Savings Plan

4.2.3	Third Amendment to the Nielsen Company 401(k) Savings Plan

4.2.4	Fourth Amendment to the Nielsen Company 401(k) Savings Plan

4.2.5	Fifth Amendment to the Nielsen Company 401(k) Savings Plan

4.3	The Nielsen Company Savings Plan

4.3.1	First Amendment to the Nielsen Company Savings Plan

4.3.2	Second Amendment to the Nielsen Company Savings Plan

4.3.3	Third Amendment to the Nielsen Company Savings Plan

5.1	The shares of Common Stock offered and sold pursuant to each of the Plans are purchased by the administrator of the respective Plan in open market transactions. Because no original issuance securities will be offered or sold pursuant to the Plans, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

Pursuant to Item 8(b) of Form S-8, the Company has submitted each Plan to the Internal Revenue Service (“IRS”) in a timely manner for a determination letter that each Plan is qualified under Section 401 of the Internal Revenue Code of 1986 (the “Code”) and has made all changes required by IRS in order to so qualify each Plan. The Savings Plan has recently been submitted in a timely manner for a determination letter and the Company will make all changes required by IRS in order to continue qualification of the Saving Plan. The Company will submit the 401(k) Plan in a timely manner for a determination letter that the 401(k) Plan continues to be qualified under Section 401 of the Code and will make all changes required by the IRS in order that the 401(k) Plan continues to be qualified.

23.1	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature pages to this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 21, 2011.

NIELSEN HOLDINGS N.V.

By:	/s/ Brian West
Name: Brian West Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James W. Cuminale and Harris A. Black, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments or supplements to the Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Calhoun	Director and Chief Executive Officer	September 21, 2011
David L. Calhoun	(principal executive officer)

/s/ James A. Attwood, Jr.	Director	September 21, 2011
James A. Attwood, Jr.

/s/ Richard J. Bressler	Director	September 21, 2011
Richard J. Bressler

/s/ Simon E. Brown	Director	September 21, 2011
Simon E. Brown

/s/ Michael S. Chae	Director	September 21, 2011
Michael S. Chae

/s/ Patrick Healy	Director	September 21, 2011
Patrick Healy

/s/ Karen M. Hoguet	Director	September 21, 2011
Karen M. Hoguet

/s/ James M. Kilts	Director	September 21, 2011
James M. Kilts

/s/ Iain Leigh	Director	September 21, 2011
Iain Leigh

/s/ Eliot P. S. Merrill	Director	September 21, 2011
Eliot P. S. Merrill

/s/ Alexander Navab	Director	September 21, 2011
Alexander Navab

/s/ Robert Pozen	Director	September 21, 2011
Robert Pozen

/s/ Robert Reid	Director	September 21, 2011
Robert Reid

/s/ Scott A. Schoen	Director	September 21, 2011
Scott A. Schoen

/s/ Javier G. Teruel	Director	September 21, 2011
Javier G. Teruel

/s/ Brian West	Chief Financial Officer	September 21, 2011
Brian West	(principal financial officer)

/s/ Jeffrey Charlton	Corporate Controller	September 21, 2011
Jeffrey Charlton	(principal accounting officer)

The Nielsen Company 401(k) Savings Plan

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 21, 2011.

THE NIELSEN COMPANY 401(K) SAVINGS PLAN

By:	/s/ Richard E. Fitzgerald
Name: Richard E. Fitzgerald Title: VP and Assistant Treasurer

The Nielsen Company Savings Plan

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 21, 2011.

THE NIELSEN COMPANY SAVINGS PLAN

By:	/s/ Richard E. Fitzgerald
Name: Richard E. Fitzgerald Title: VP and Assistant Treasurer

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K of the Company filed on February 1, 2011 (File No. 001-35042))

4.2	The Nielsen Company 401(k) Savings Plan

4.2.1	First Amendment to the Nielsen Company 401(k) Savings Plan

4.2.2	Second Amendment to the Nielsen Company 401(k) Savings Plan

4.2.3	Third Amendment to the Nielsen Company 401(k) Savings Plan

4.2.4	Fourth Amendment to the Nielsen Company 401(k) Savings Plan

4.2.5	Fifth Amendment to the Nielsen Company 401(k) Savings Plan

4.3	The Nielsen Company Savings Plan

4.3.1	First Amendment to the Nielsen Company Savings Plan

4.3.2	Second Amendment to the Nielsen Company Savings Plan

4.3.3	Third Amendment to the Nielsen Company Savings Plan

23.1	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature pages to this Registration Statement)